Exhibit 10.41

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of May 26, 2009, by and between Kana Software, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Second Amended and Restated Loan and Security Agreement, dated March 28, 2008 by and between Borrower and Lender, as may be amended from time to time, including without limitation by that certain Loan and Security Modification Agreement dated as of March 17, 2009 (collectively, the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents”.

2. ACKNOWLEDGEMENT OF DEFAULTS.

Borrower hereby acknowledges that as of the date hereof, the following Events of Default (the “Existing Defaults”) have occurred and remain uncured under the Loan and Security Agreement:

1)	For the months ended January 31, 2009, February 28, 2009, March 31, 2009 and April 30, 2009, failure to maintain the monthly Asset Coverage Ratio of at least 2.00 to 1.00, as required in Section 6.7, entitled “Asset Coverage Ratio.”

2)	For the quarter ended March 31, 2009, failure to maintain the quarterly Profitability of not less than One Dollar ($1.00), as required in Section 6.8, entitled “Profitability.”

3)	For the quarter ended March 31, 2009, failure to maintain a Debt Service Coverage ratio of at least 1.50:1.00, as required in Section 6.9, entitled “Debt Service Coverage.”

3. WAIVER OF DEFAULT.

Lender hereby agrees to waive the Existing Defaults, provided, and only so long as, Borrower complies in all respects with the Loan and Security Agreement and with the Existing Documents. This waiver shall not constitute a continuing waiver or a course of conduct waiving this or any other provisions of the Loan and Security Agreement.

4. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan and Security Agreement:

1)	The following defined terms in Section 1.1 are hereby amended as follows:

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, plus (v) extraordinary and non-recurring restructuring costs, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.

“Revolving Line” means a credit extension of up to an aggregate amount of Six Million Dollars ($6,000,000) less the Existing Equipment Advances and the Equipment Loan B Advances.

“Revolving Maturity Date” means June 30, 2010.

2)	Sections 6.7, 6.8 and 6.9 of the Loan and Security Agreement are amended in their entirety to read as follows:

6.7 Asset Coverage Ratio. Beginning with the period ending May 31, 2009, Borrower shall maintain, measured monthly, a ratio of Cash plus Eligible Accounts to all Indebtedness to Bank of at least 1.50 to 1.00.

6.8 Minimum EBITDA. Beginning with the period ending June 30, 2009, Borrower shall maintain a minimum EBITDA, measured on a quarterly basis, of not less than Five Hundred Thousand Dollars ($500,000).

6.9 Term Sheets/New Equity. By no later than June 15, 2009, Borrower shall provide Bank with fully executed term sheets from investors acceptable to Bank that have been approved and accepted by Borrower’s Board of Directors providing cash proceeds for a minimum amount of Two Million Dollars ($2,000,000) received after May 26, 2009 (the “New Equity”) from the sale or issuance of Borrower’s equity or Subordinated Debt securities. By no later than July 7, 2009, Borrower shall close the New Equity and any related Lien on Borrower’s assets shall be formally subordinated to the Bank’s Lien in the Collateral in form and substance acceptable to Bank.

3)	Exhibit D to the Loan and Security Agreement is hereby replaced with Exhibit D attached hereto.

5. PREPAYMENT OF EXISTING EQUIPMENT ADVANCE AND TERM LOAN B ADVANCES. On May 26, 2009, Borrower shall request an Advance in an amount sufficient to repay in full all outstanding Obligations owing under the Existing Equipment Advance and the Term Loan B Advances.

6. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

7. PAYMENT OF MODIFICATION FEE. Borrower shall pay Lender a fee in the amount of $20,000 (“Modification Fee”) plus all out-of-pocket expenses.

8. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Borrower (“Releasing Party”) acknowledges that Lender would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The provisions, waivers and releases set forth in this section are binding upon Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

10. CONDITIONS. The effectiveness of this Loan and Security Modification Agreement is conditioned (a) upon payment of the Modification Fee and all Bank Expenses incurred to date and (b) the Corporate Borrowing and Incumbency Certificate executed by Borrower.

11. COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER: KANA SOFTWARE, INC.		LENDER: BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Jay A. Jones	By:	/s/ Nader Maghsoudnia
Name:	Jay A. Jones	Name:	Nader Maghsoudnia
Title:	CAO and CFO	Title:	Vice President

3